Exhibit 10.14

2004 Employee Bonus Plan

The 2004 Employee Bonus Plan (“2004 Bonus Plan”) is designed to motivate employees of Ixia (“Ixia” or the “Company”) and any U.S. subsidiaries and to reward them for their continuing contributions to the Company’s business if Ixia achieves certain financial results in 2004. The Company believes that the achievement of these results is essential for the Company’s success and for the continued growth in shareholder value.

2004 Bonus Plan :

Each Eligible Employee (as defined below) who earns a bonus by virtue of his or her continuing employment with Ixia will be eligible to receive a quarterly bonus (“Quarterly Bonus”) based on the Company’s financial performance as measured by the degree of the Company’s attainment of a pre-set, Board of Directors’ approved, operating income before bonus goal for each calendar quarter during 2004.

The Quarterly Bonuses payable to an Eligible Employee under the 2004 Bonus Plan will be calculated as a percentage of such employee’s actual paid year to date earnings, excluding certain compensation and payments (e.g., reimbursement for moving expenses, bonus payments received for prior period, stock option compensation, disability benefits, sign-on bonuses, vacation cash-outs, on call pay, and similar payments).

Eligible Employees:

All full-time and part-time employees of Ixia and any U.S. subsidiaries, other than Excluded Employees (as defined below), are Eligible Employees for purposes of the 2004 Bonus Plan. The following employees of the Company and any U.S. subsidiaries are Excluded Employees for purposes of the 2004 Bonus Plan:

1. Commissioned employees;
2. Employees who are expressly covered by any other Ixia 2004 bonus plan; and
3. Casual, co-op or temporary employees

In order to earn and be eligible to receive a Quarterly Bonus, a person must be employed by Ixia or one of its subsidiaries as an Eligible Employee (i) throughout the entire calendar quarter for which the bonus is payable; and (ii) on the date on which such bonuses are paid, unless such requirement(s) is waived in writing by the Chief Executive Officer of the Company, in his sole discretion. An employee’s eligibility under the 2004 Bonus Plan shall be determined on a quarter-by-quarter basis. An employee who is on an approved leave of absence from the Company during a calendar quarter will, for purposes of determining eligibility under the 2004 Bonus Plan, be treated as being employed by the Company during such leave of absence.

Quarterly Bonuses:

While the bonuses will be paid quarterly, they will be calculated on a year to date basis in order to balance uneven results from quarter to quarter. The financial measure for calculating the Quarterly Bonuses will be the Company’s year to date GAAP operating income calculated on a consolidated basis. The amount of bonus payable as a Quarterly Bonus to an Eligible Employee will be calculated by multiplying (i) the Eligible Employee’s actual year to date earnings by (ii) the Bonus Percentage listed below in Table 1 and by (iii) the applicable Cumulative Weighting Factor for such quarter as listed in Schedule A attached hereto, less any Quarterly Bonuses paid for previous quarters during the year.

Stated mathematically, the amount of a Quarterly Bonus equals (AxBxC)-D, where A = an Eligible Employee’s actual earnings paid year to date; B = the applicable Bonus Percentage listed in Table 1 below based on actual financial results (i.e., the percentage of budgeted GAAP income attained); C = the Cumulative Weighting Factor (as determined in accordance with the matrix set forth in Schedule A attached hereto); and D = Bonuses paid previously during the year.

Except as otherwise provided herein, the Quarterly Bonus will be payable in one lump sum (subject to applicable withholding taxes and other applicable deductions) within 45 days after the Company’s quarterly results are publicly announced. An Eligible Employee who is on an approved leave of absence from the Company on the date on which Quarterly Bonuses are paid and thereafter returns to active status as an Eligible Employee upon the end of such leave of absence, will be paid a Quarterly Bonus to which he/she is otherwise entitled under this 2004 Bonus Plan within 30 days following his/her return to active status as an Eligible Employee. An Eligible Employee who is on an approved leave of absence from the Company on the date on which Quarterly Bonuses are paid and thereafter fails to return to active status as an Eligible Employee upon the end of such leave of absence, will forfeit his/her right to any Quarterly Bonus to which he/she may otherwise be entitled for such quarter.

Bonus Participation Levels:

For each calendar quarter, the bonus rate is determined by reference to the following matrix. The bonus rate is adjusted downward by a factor of 2x for performance below Target. For performance at or above the Target, the bonus increases by the ratio of actual GAAP operating income divided by Budgeted GAAP Operating Income. For results between the listed values, the Bonus Percentage should be interpolated ratably.

Table 1 - Bonus Participation Table

	% of Base Salary Paid as Bonus
% of
Budgeted
GAAP
Operating		Exec	Non-Exec	Sr.
Income	CEO	Officers	VPs	Directors	Directors	Staff

< 75%	0%	0%	0%	0%	0%	0%
75%	50%	25%	20%	15%	8%	5%
80%	60%	30%	24%	18%	9%	6%
90%	80%	40%	32%	24%	12%	8%
100%	100%	50%	40%	30%	15%	10%
110%	110%	55%	44%	33%	17%	11%
120%	120%	60%	48%	36%	18%	12%
130%	130%	65%	52%	39%	20%	13%

Weighting Factor:

To recognize the fact that Operating Income is not earned evenly over the year, the Cumulative Weighting Factor (as determined in accordance with the matrix set forth in Schedule A attached hereto) will be applied when calculating bonuses payable for a given quarter.

Discretionary Bonuses:

Discretionary bonuses may also be paid under the 2004 Bonus Plan but only if, in Management’s view, the Company is able to pay a discretionary bonus without materially adversely affecting the Company’s financial results and special circumstances exist. Consideration for such bonuses may be given for special circumstances or achievements by a division, group or individual, or the Company. With the advice and counsel of the Board of Directors, the Chief Executive Officer of the Company has the authority to award discretionary bonuses to Eligible Employees.

* * * *

Schedule A - Weighting Factor

					Cumulative
	Operating	Earned	Cumulative	Weighting	Weighting
QTR	Income	per QTR	Earned	Factor	Factor

Q1	3,483	18.7%	18.7%	75.0%	75.0%
Q2	4,077	21.9%	40.7%	87.8%	81.4%
Q3	4,740	25.5%	66.2%	102.1%	88.3%
Q4	6,278	33.8%	100.0%	135.2%	100.0%
Total	18,578	100.0%		100.0%	100.0%